FORBEARANCE AND SECOND AMENDMENT TO LOAN DOCUMENTS

This Forbearance and Second Amendment to Loan Documents (this "Agreement") is entered into as of April 18, 2022, by and between STATERA BIOPHARMA, INC., a Delaware corporation ("Borrower") and AVENUE VENTURE OPPORTUNITIES FUND, L.P., a Delaware limited partnership ("Lender").

NOW, THEREFORE, for and in consideration of the mutual promises and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, *and intending to be legally bound hereby*, the parties agree as follows:

1. DESCRIPTION OF EXISTING INDEBTEDNESS.

a. Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Loan and Security Agreement dated as of April 26, 2021, by and between Borrower and Lender (as may be amended, restated and supplemented from time to time, the "Loan Agreement") and that certain Supplement to Loan and Security Agreement, dated as of April 26, 2021, by and between Borrower and Lender (as may be amended, restated and supplemented from time to time, the "Supplement"). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan Agreement or the Supplement, as applicable.

b. Borrower acknowledges and agrees that on March 25, 2022, Lender exercised certain of its remedies with respect to the Existing Defaults (as defined below), by sweeping cash from Borrower's accounts totaling Four Million Eight Hundred Twenty Seven Thousand Two Hundred Ninety and 22/110 Dollars ($4,827,290.22), which Lender applied to the then-outstanding Obligations in accordance with the Loan Documents. Borrower further acknowledges and agrees that the principal balance outstanding under the Loan Documents as of the date of this Agreement, before giving effect to the Loan contemplated under this Agreement, is Five Million Seven Hundred Eleven Thousand Forty-Nine and 14/100 Dollars ($5,711,049.14), plus accrued and unpaid interest, fees (including the Prepayment Fee) and expenses (including but not limited to legal fees and costs).

2. EVENT OF DEFAULT; FORBEARANCE. Events of Default (collectively, the "Existing Defaults") have occurred under the Loan Documents as more particularly described in that certain Notice of Default, Acceleration, and Demand for Payment and Reservation of Rights dated March 25, 2022 from Lender to Borrower. Subject to the terms of this Agreement, the Lender agrees that, from the date hereof until May 31, 2022 (the "Forbearance Period"), it will refrain and forbear from exercising its remedies arising out of the Existing Defaults or any other present or future Event of Default under the Loan Agreement or Supplement (except with respect to Section 7.1(d)(ii) or (iii) of the Loan Agreement). Upon the expiration of the Forbearance Period, the Forbearance Period will terminate, at which time the Lender may, in its sole discretion, exercise its remedies against the Borrower arising out of the Existing Defaults or any other Event of Default under the Loan Agreement or the Supplement or any default under this Agreement. Without limiting the foregoing and for the avoidance of doubt, notwithstanding anything to the contrary in the Loan Agreement, the Supplement or any other agreement between Borrower and Lender (i) during the Forbearance Period, the Lender shall not seize, sweep, or by any means take control of, directly or indirectly, any funds from any of the Borrower's bank accounts; and (ii) during the Forbearance Period, the Loans may be prepaid in whole or in part at any time, subject to the repayment and prepayment terms of the Loan Documents.

3. DESCRIPTION OF CHANGE IN TERMS.

A. All references in the Loan Documents to "Cytocom, Inc.," as the Borrower, shall mean and refer to "Statera Biopharma, Inc."

B. The following defined terms hereby are added to and/or amended in the Supplement, to read as follows:

i. "**Agreement Effective Date**" means April 18, 2022.

ii. "**Commitment**" means, subject to the terms and conditions set forth in the Loan and Security Agreement and this Supplement, Lender's commitment to make Growth Capital Loans to Borrower in the aggregate original principal amount of Fifteen Million

Five Hundred Thousand Dollars ($15,500,000.00); Fifteen Million Dollars ($15,000,000.00) of which was provided to Borrower on the Closing Date, and Five Hundred Thousand Dollars of which (the "**FBA Loan**") shall be advanced to Borrower on the Agreement Effective Date, or as soon thereafter as is practical.

iii. "**Final Payment**" means a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) equal to four and one-quarter percent (4.25%) of the original Commitment amount of Fifteen Million Five Hundred Thousand Dollars ($15,500,000.00).

iv. "**Immune License**" means that certain license or other agreement or arrangement between Borrower and Immune Therapeutics Inc. (or any other acceptable licensee; "**Immune**"), pursuant to which Borrower will license to Immune for sale by Immune Naltrexone (STAT-200) and/or MENK (STAT-400), in exchange for which Immune will pay to Borrower an up-front fee of approximately Four Million Dollars ($4,000,000.000) to Six Million Dollars ($6,000,000.00) (the "**Up-front Fee**") and pay to Borrower certain royalties on the sales of such products; all as has previously been described to Lender, on terms and conditions reasonably acceptable to Lender.

C. The following sentence hereby is added to the end of Part 2, Section 1(e) of the Supplement: "Unless earlier satisfied in full, the FBA Loan, and any other Loan amount and all other Obligations outstanding, shall be satisfied in full from the proceeds of (including but not limited to the Up-front Fee) the Immune License."

4. CONSISTENT CHANGES. The Loan Documents are each hereby amended wherever necessary to reflect the changes described above.

5. NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts owing to Lender. Borrower and each of its affiliates (each, a "Releasing Party") acknowledges that Lender would not enter into this Agreement without Releasing Party's assurance that it has no claims against Lender or any of Lender's officers, directors, employees or agents. Except for the obligations arising hereafter under this Agreement, each Releasing Party releases Lender, and each of Lender's and entity's officers, directors and employees from any known or unknown claims that Releasing Party now has against Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Agreement and the other Loan Documents, and/or Lender's actions to exercise any remedy available under the Loan Documents or otherwise.

6. CONTINUING VALIDITY. Except as expressly modified pursuant to this Agreement, the terms of the Loan Documents remain unchanged and in full force and effect. Lender's agreement to modifications pursuant to this Agreement in no way shall obligate Lender to make any future modifications. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Loan Documents, unless the party is expressly released

by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Agreement. The terms of this paragraph apply not only to this Agreement, but also to any subsequent loan and security modification agreements.

7. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; REFERENCE PROVISION. This Agreement constitutes a "Loan Document" as defined and set forth in the Loan Agreement, and is subject to Sections 9.11 and 9.12 of the Loan Agreement, which are incorporated by reference herein.

8. DISPOSITION OF ASSETS. Borrower shall (i) sell, assign, transfer or otherwise dispose of certain assets to Coeptis Therapeutics, Inc. (or a substitute purchaser) as has previously been described to Lender, on terms and conditions acceptable to Lender, for gross proceeds of at least Six Million Dollars ($6,000,000.00) (the "**Coeptis Transaction**"); (ii) consummate the Immune License; and (iii) close an additional transaction or raise additional capital for gross proceeds of at least Two Million Dollar ($2,000,000.00) (the "**Equity Raise**"); in each case of (i), (ii) and (iii), on or before May 31, 2022 (or such later date to which Lender may agree); provided that (x) Borrower may use the proceeds of the Equity Raise in its good faith business judgment, including to satisfy ordinary operating expenses; and (y) the Up-front Fee and the proceeds of the Coeptis Transaction shall be used to satisfy the Obligations then due Lender; provided however, Lender shall cooperate with Borrow and take all actions necessary (including providing releases) to permit the transactions described herein.

9. CONDITIONS PRECEDENT. As a condition to the effectiveness of this Agreement, Lender shall have received, in form and substance satisfactory to Lender, the following:

(a) a fully executed copy of this Agreement; and

(b) a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement, in substantially the form attached hereto;

10. COUNTERSIGNATURE. This Agreement shall become effective only when executed by Lender and Borrower. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

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BORROWER:

STATERA BIOPHARMA, INC.

By: ______________________________
Name: Michael Handley
Title: Chief Executive Officer

LENDER:

AVENUE VENTURE OPPORTUNITIES FUND, L.P.

By: Avenue Venture Opportunities Partners, LLC
Its: General Partner

By: ______________________________
Name: Sonia Gardner
Title: Authorized Signatory

[***Signature Page to Forbearance and Second Amendment to Loan Documents***]

BORROWER:

STATERA BIOPHARMA, INC.

By: ______________________________
Name: Michael Handley
Title: Chief Executive Officer

LENDER:

AVENUE VENTURE OPPORTUNITIES FUND, L.P.

By: Avenue Venture Opportunities Partners, LLC
Its: General Partner

By: ______________________________
Name: Sonia Gardner
Title: Authorized Signatory

OFFICER'S CERTIFICATE

April 18, 2022

The undersigned, being an officer of STATERA BIOPHARMA, INC. (the "Company"), does hereby certify solely in such capacity and not in his individual capacity, that:

(a) This Officer's Certificate (this "Certificate") is delivered pursuant to that certain Forbearance and Second Amendment to Loan Documents, dated as of the date hereof (the "Forbearance Agreement"), by and among the Company, as Borrower, and Avenue Venture Opportunities Fund, L.P., as Lender. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Forbearance Agreement.

(b) Attached hereto as Exhibit A are true, correct and complete copies of the Certificate of Incorporation of the Company, together with all amendments thereto adopted through the date hereof (the "Charter"), as certified by the appropriate authority in the Company's jurisdiction of incorporation. Except as attached hereto, the Charter has not been amended, modified, supplemented, revoked or rescinded since the date of adoption thereof and is in full force and effect on and as of the date hereof.

(c) Attached hereto as Exhibit B are true, correct and complete copies of the bylaws of the Company, together with all amendments thereto adopted through the date hereof (the "Bylaws"). Except as attached hereto, the Bylaws have not been amended,modified, supplemented, revoked or rescinded since the date of adoption thereof and is in full force and effect on and as of the date hereof, and was in full force and effect immediately prior to the adoption of the resolutions of the Company referred to in Paragraph (d) below.

(d) Attached hereto as Exhibit C are true, correct and complete copies of the resolutions duly adopted by the board of directors of the Company approving and authorizing theexecution, delivery and performance of the Forbearance Agreement and the transactions contemplated thereby. Such resolutions are the only resolutions relating to the Forbearance Agreement and have not been amended, rescinded, modified or revoked since the date of adoption thereof, and are in full force and effect on the date hereof.

(e) The persons whose names appear on Exhibit D attached hereto are duly elected, qualified and acting officers of the Company occupying the offices set forth opposite theirrespective names on Exhibit D, and the signature set forth opposite each person's name isthe true and genuine signature of such person, and each such officer is duly authorized to execute and deliver on behalf of the Company the Forbearance Agreement and each of the related documents to which the Company is a party and any other agreement,

instrument or document to be delivered by the Company pursuant to the Credit Documents to which each is a party.

(f) Attached hereto as Exhibit E are true, correct and complete copies of good standing certificates or equivalent certifications or other evidence for the Company issued by the Secretary of State or equivalent governmental authority of the Company's jurisdiction of incorporation, as of a recent date.

This Certificate may be executed in any number of counterparts. Each of such counterparts (and facsimile, portable document format (.pdf), or other electronic format copies of such counterparts, if electronically delivered) shall, for all purposes, be an original, and all such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Certificate as a facsimile, portable document format (.pdf), or other electronic format shall be as effective as delivery of a manually-executed counterpart of a signature page of this Certificate.

STATERA BIOPHARMA, INC.

By: ______________________________
Name: Michael Handley
Title: Chief Executive Officer

EXHIBIT A
(Certificate of Incorporation)

EXHIBIT B
(Bylaws)

EXHIBIT C
(Resolutions)

EXHIBIT D
(Incumbency Certificate)

EXHIBIT E
(Good Standing Certificates)